EXHIBIT 10.2

Beacon Roofing Supply, Inc.

July 17, 2012

Mr. David R. Grace

34 Holly Street

Gloucester, MA 01930

Re: Severance Agreement and General Release

Dear Dave:

This letter when signed by you, will constitute the full agreement between you and Beacon Roofing Supply, Inc. and Beacon Sales Acquisition, Inc. (together, “the Company”) on the terms of your continued employment with, and eventual retirement because of disability from, the Company (the “Agreement”).

1.	Your employment with the Company will continue until the close of business on December 31, 2012 (the “Separation Date”). Through your Separation Date, you will continue to devote your best efforts to faithfully discharge your duties to the Company as its Chief Financial Officer, and you will take reasonable and appropriate actions to cooperatively and smoothly transition the duties of Chief Financial Officer to your successor.

(a)	Through September 30, 2012, you will continue to be provided with your current base salary and management cash bonus opportunity pursuant to your compensation letter signed by Paul Isabella on March 21, 2012, and you will continue to participate in the Company’s employee benefits plans in accordance with their terms. Notwithstanding anything to the contrary in the management cash bonus plan, if you die before the bonus payment is paid, the payment will be made to your spouse or, if she is not alive at such time, to your estate.

(b)	From October 1, 2012 through the Separation Date, you will be paid a base salary equal to 70% of your current base salary, and you will continue to participate in the Company’s employee benefit plans (including the short-term and long-term disability plans) in accordance with their terms; provided, however, that you will not be entitled to participate in the management cash bonus plan for the fiscal year beginning October 1, 2012, and you will not be entitled to any future equity grants under the Company’s Stock Plan. If you die at any time prior to the Separation Date, the Company will continue to pay your salary to your spouse or, if she is not alive at such time, to your estate.

2.	Your employment with the Company will terminate on the Separation Date. Your final paycheck will include any unpaid base salary earned through the Separation Date, any accrued but unused vacation in accordance with the Company’s paid time off policy and expense reimbursements in accordance with Company policy.

3.	In consideration of your acceptance of this Agreement and the execution and non-revocation of the Release of Claims (“Release”) at Exhibit A within the time specified in the Release, you will be entitled to the following payments and benefits after the Separation Date:

(a)	The Company will provide you with continued pay for 25 months of $41,075 per month, paid on regularly scheduled pay dates beginning January 1, 2013, and less ordinary and necessary payroll deductions (“Continued Pay”); provided, however, because you are considered a “Key Employee” under Treas. Reg. §1.409A-1(i), payments of Continued Pay will be deferred for six months, with payments for January 1, 2013 through June 30, 2103 being included with the July, 2013 payment. If you die before or during the Continued Pay period, the Company will continue to make the monthly payments of Continued Pay to your spouse or, if she is not alive at such time, to your estate (and if you die prior to July 1, 2013, payments of Continued Pay, including any deferred payments, will resume).

(b)	The Company will continue to provide group medical, dental and vision benefits (collectively the “Benefits”) to you and, if applicable, your spouse and covered dependents, at the same cost it charges its active employees. Assuming you continue to pay the required premiums at the rate required for the Company’s active employees, the continued Benefits will cease on the date you become eligible for Medicare because of age or if earlier, the date you become eligible for coverage under another employer-provided group health plan that provides medical, dental and vision coverage. The Company reserves the right to change the Benefits provided or your portion of the premium amount, consistent with changes applicable to the Company’s employees generally. The Company will reflect the Company-paid portion of the premiums on a Form W-2 provided to you each year. If you die while Benefits are being provided, the date of your death will be considered a “qualifying event” for purposes of COBRA, entitling your spouse and covered dependents to elect continued Benefits for up to 36 months from the date of your death, in accordance with the terms of the applicable plans and COBRA, and if COBRA is elected, your spouse and covered dependents will continue to be charged premiums at the rate required for the Company’s active employees. You acknowledge that the provision of these Benefits pursuant to this Paragraph 3(b) is in lieu of any COBRA coverage to which you and your spouse and dependents would otherwise be entitled upon your Separation Date.

(c)	Your termination is considered a termination due to “disability” as defined in your Stock Option, Restricted Stock and Restricted Stock Unit Agreements and affirmed by the Company’s Board of Directors. Accordingly, as of the date the revocation period for the Release expires: (i) all of your outstanding stock options that are not yet vested on such date will be fully vested on such date, and all outstanding stock options will expire on the first anniversary of such date; and (ii) all restrictions on your Restricted Stock and Restricted Unit Awards will lapse on such date, and the target number of shares of common stock subject to the Awards will be distributed to you after such date in accordance with the Award Agreements.

(d)	Except as stated above, all other benefits and compensation end on the Separation Date. However, this Agreement does not affect any existing rights that you may have under the Company’s retirement plans and welfare plans. You will receive, under separate cover, information regarding your rights and options, if any, under any such plans.

(e)	You acknowledge that no other payments outside this Agreement are due and owing to you.

4.	Beginning January 1, 2013 and continuing until February 28, 2015, you will make yourself reasonably available to the Company to provide consulting advice, for no additional compensation, from time to time if and as needed by the Company upon reasonable notice by Paul Isabella, CEO. During this period, you will be an independent contractor and not an employee of the Company.

5.	You agree that as the Company’s Chief Financial Officer, you have gained competitive, confidential, trade secret and proprietary information relating to the Company and its business in all 50 states. You further agree that disclosure or use of this information by you or by any other entity would lead to irreparable harm to the Company. Accordingly:

(a)	You agree that except in your capacity as an employee of the Company, you will not, without the prior written consent of the Company (which may be withheld in its sole discretion), until December 31, 2017:

(i)	engage or participate in, anywhere in the United States, as an employee, owner, partner, shareholder, officer, director, member, manager, advisor, consultant, lender, lessor, agent or otherwise, or permit your name to be used by or render services of any type for, any business that is in whole or in part, directly or indirectly, competitive with the business of the Company as conducted as of the Separation Date; provided, however, that nothing in this Agreement shall prevent you from acquiring or owning, but solely as a passive investment, up to five percent of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer engaged in a competing business;

(ii)	take any action which could reasonably be expected to divert from the Company any opportunity which would be within the scope of the Company’s business;

(iii)	solicit or attempt to solicit any person or entity who is or has been (A) a customer of the Company at any time within one year prior to the Separation Date to purchase any product or service which may be provided by the Company, or (B) a customer, supplier, licensor, licensee or other business relation conducting business with the Company at any time within one year prior to the Separation Date, to cease doing business with, or to alter or limit its business relationship with, the Company; or

(iv)	solicit attempt to solicit, or assist anyone else to solicit any employee, representative, consultant or agent of the Company to terminate his, her or its association with the Company or recruit, solicit, hire or otherwise retain the services of any such person, whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity.

(b)	You hereby acknowledge and agree that:

(i)	the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and

(ii)	your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(c)	You acknowledge that should you fail to comply and do not cure such failure within 30 days’ written notice by the Company of such failure, with the restrictions set forth above, (i) all cash payments under this Agreement shall cease immediately; (ii) all then unexercised stock options whose vesting was accelerated as a result of your termination of employment due to disability shall expire immediately; (iii) you will be obligated to remit to the Company, within 30 days of written demand, all Continued Pay previously paid to you and, in the event you have exercised any stock options whose vesting was accelerated as a result of your termination of employment due to disability, an amount equal to the difference between the exercise price of such stock options and the fair market value of the stock of the Company at the time of such exercise, multiplied by the number of options exercised; and (iv) the Benefits will cease. You also agree that the Company will be entitled, in addition to any other rights or remedies available to it, to seek injunctive relief.

(d)	In the event the enforceability of any of the covenants in this Paragraph are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging such enforceability until the dispute is finally resolved and all periods of appeal have expired.

6.	You agree to not make any disparaging or negative statements about the Company or its affiliated companies and its and their officers, directors and employees. The Company agrees not to make any disparaging or negative statements about you.

7.	You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose.

8.	You acknowledge and agree that this Agreement, including the Release set forth in Exhibit A and the applicable stock and option agreements and plans, sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

9.	Until December 31, 2017 you agree to notify the Company no later than four business days after accepting new employment, and thereafter you agree to notify the Company no later than four business days after accepting new employment that provides group medical, dental and vision benefits.

10.	Except to the extent preempted by federal law, this Agreement is made and entered into in the State of Massachusetts and the rights and obligations of the parties will be interpreted, enforced, and governed in accordance with the laws of the State of Massachusetts which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws. Any legal actions or proceedings against either party arising out of this Agreement or your employment with the Company will be brought in any court of appropriate jurisdiction sitting in the State of Massachusetts. Each party submits to and accepts the exclusive jurisdiction of such courts for the purpose of legal actions or proceedings and waives any objection to this choice of venue.

11.	Each monthly payment described in Paragraph 3(a) will be considered a separate payment for purposes of Section 409A of the Internal Revenue Code. You and the Company agree that all payments and Benefits to be made or provided to you under this Agreement either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same and that the provisions of this Agreement shall be construed and administered in accordance with such intent.

12.	You warrant, after conferring with counsel, that as of the date of this Agreement, you are not a Medicare beneficiary, and no conditional payments have been made by Medicare on your behalf.

13.	Notwithstanding any of the foregoing, in no event will any payment or benefits be provided pursuant to this Agreement if, and only if, your employment is terminated by the Company prior to the Separation Date for cause (cause means, as determined by the Compensation Committee of the Board of Directors in its reasonable judgment, your gross negligence or willful misconduct in the performance of your duties or your commission of any act of fraud, embezzlement or material dishonesty against the Company or of any felony; provided, however, that cause will not include your inability to perform your duties for the Company due to health issues).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 17th day of July, 2012.

BEACON ROOFING SUPPLY, INC.

By: /s/ Ross D. Cooper

Its: SVP & General Counsel

EMPLOYEE

/s/ David R. Grace

Exhibit A

In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Worker’s Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, or any other federal, state or local law or regulation. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.

You represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage, wage payment or leave laws, could be brought.

Notwithstanding the foregoing, this release does not include and will not preclude: (a) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance plans; (b) rights to vested benefits under the Company’s benefit plans; (c) rights to defense and indemnification, if any, from the Company for actions or inactions taken by you in the course and scope of your employment with the Company; and (d) claims, actions or rights arising under or to enforce the terms of the Severance Agreement.

If you accept the terms of this Release, please date and sign below and return it to Ross Cooper on December 31, 2012. Once you execute this Release, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Release null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Release shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Release, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Release, that I have seven (7) days in which to revoke my acceptance of this Release, and that I am signing this Release voluntarily with full knowledge and understanding of its contents.

Dated:	Signature:
David R. Grace